UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2022

Navient Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Justison Street, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 283-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	NAVI	The Nasdaq Global Select Market
6% Senior Notes due December 15, 2043	JSM	The Nasdaq Global Select Market

Item 7.01. REGULATION FD DISCLOSURE

On September 13, 2022, at noon ET, Navient Corporation’s (“Navient” or the “Company”) President and CEO Jack Remondi is scheduled to participate in a fireside chat at the Barclays 2022 Global Financial Services Conference. Among other topics, Mr. Remondi plans to address the possible range of impacts on the Company from anticipated loan consolidation activity related to the Student Debt Relief Plan (the “Plan”) announced by the Biden-Harris Administration on August 24, 2022 and the additional information subsequently published on the Department of Education’s Federal Student Aid webpage. Specifically, the webpage states that, “ED is assessing whether to expand eligibility to borrowers with privately owned federal student loans, including FFEL and Perkins Loans. In the meantime, borrowers with privately held federal student loans, such as through the FFEL, Perkins, and HEAL programs, can receive this relief by consolidating these loans into the Direct Loan program.”

Navient has conducted a preliminary review of the impact that the possible consolidation activity may have on its portfolio of FFELP loans. The Company’s impact will be dependent upon numerous contingencies including how many of its FFELP borrowers qualify, how many elect to consolidate their loans to obtain the benefits under the Plan, whether and how ED expands eligibility to borrowers with privately owned FFELP loans, or the possibility that the Plan may be subject to litigation or other delays in implementation. At this point in time, the final impact of such possible consolidation won’t be known for an extended period of time primarily given that, currently, applications for debt cancellation will be accepted through the end of 2023. We anticipate that the principal components of the financial items whose recognition would be accelerated through net income as a result of increased loan consolidations will be the amortization of loan premiums and debt deferred financing fees, which will reduce net income. These impacts will be partially offset by the benefit to net income from the release of the related allowance for loan losses and revenue generated from the assessed but previously unrecognized fees. As of June 30, 2022, our FFELP portfolio included associated loan premium of $427 million, debt deferred financing fees of $364 million, allowance for loan losses of $245 million, and assessed but unrecognized fees of $125 million. In addition, the Company had $232 million of goodwill related to the FFELP business on its balance sheet. The goodwill may be impaired depending on the level of loan consolidation activity. The Company serviced FFELP loans for its own portfolio of approximately 2 million borrowers.

As an example, the Company currently estimates that, if 10% of the 2 million FFELP borrowers were to immediately consolidate their loans under the Plan, the impact to projected future cash flows1 would result in an acceleration of approximately $340 million of cash flows and, over the life of the portfolio, a net reduction of approximately $390 million. These projections are unaudited and are based on preliminary internal estimates and assumptions which are subject to the forward-looking cautionary provisions included in the Company’s Form 10-Q filed on July 27, 2022.

The information contained in, or incorporated into, this Item 7.01, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

1Projected future cash flows provided in Navient’s 2022 2nd Quarter Investor deck that was furnished with the Securities and Exchange Commission on July 28, 2022

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION
(Registrant)

Date: September 13, 2022	By:	/s/ Mark L. Heleen
	Name:	Mark L. Heleen
	Title:	Chief Legal Officer

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